EXHIBIT 99.1

STOCK EXCHANGE RELEASE

NABUFIT Global Inc.	NEWS RELEASE
626 East 1820 North
Orem, UT 84097
U.S.A.

NABUFIT Global, Inc. Closes Securities Purchase Agreement with PowerUp Lending Group LTD.

Orem, Utah. On May 24, 2017 NABUFIT Global, Inc. (“NABUFIT” or the “Company”), (OTCQB: NBFT), an online fitness platform for health and well-being through physical exercise, nutrition, and lifestyle, announced that it has entered into a Securities Purchase Agreement with Power Up Lending Group LTD, a Virginia Corporation capital provider.  The Company has signed a Convertible Promissory Note for $58,000 which the Company anticipates will be the first of future draws against an undetermined line of credit that will be based on the Company’s future needs and performance. Proceeds from this transaction will be used to fund general and administrative expenses, further development of the online fitness platform, and mobile applications that connect to monitoring devices (commonly known as wearables).

“We’re very pleased to partner with PowerUp and welcome their investments in the NABUFIT,” commented Brian Palm Svaneeng Mertz, Chief Executive Officer, of NABUFIT, “PowerUp recognizes our potential and the need to fuel rapid growth.  Our products focus on basic, yet effective, programs that provide intelligent coaching and intensive training (alongside real-time data), that anyone can do on their own; ultimately augmenting a gym membership and/or personal trainer.”

The Company recently closed a $1,000,000 Equity Purchase Agreement with another US based capital group, and an additional $500,000 combination equity and debt round, that included Danish venture funds LF Investments and Kjaer Holdings, and is confident that with the additional capital they can continue to execute on their business plan.

Other details regarding the financing are included in an 8-K filed on May 23, 2017 by the Company with the Securities and Exchange Commission and can be found at www.sec.gov.

About NABUFIT Global, Inc.

NABUFIT Global, Inc. is a US public company (NBFT).  NABUFIT is an online fitness platform for health and well-being through physical exercises, nutrition and lifestyle.  The platform offers an interactive, customized experience founded on the workouts and participation of Sports Stars among here Neymar Jr., Mo Farrah, Peter Schmeichel, Michael Maze.  The development headquartered in Denmark is developing an online fitness platform and a mobile application that connects to existing and future monitoring devices (wearables etc.).  Please read more on www.nabufit.com or download the NABUFIT application in the Apple App Store or Google Play. For more information, visit www.nabufit.com.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herin that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts NABUFIT Global, Inc.:

Brian Mertz; CEO

+45023903300

bm@nabufit.com

Bob Bench: CFO

801-362-2115

bobbench@nabufit.com